Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.

REPORTS RECORD YEAR-TO-DATE RESULTS

Dallas, Texas – November 14, 2006 – Energy Transfer Partners, L.P. (NYSE:ETP) reported net income of $515.9 million for the fiscal year ended August 31, 2006, an increase of $166.5 million or about 48% as compared to $349.4 million for the fiscal year ended August 31, 2005. Included in net income for the prior fiscal year ended August 31, 2005, is a net gain of $142.5 million from the sale of the Elk City system. EBITDA, as adjusted, was $764.6 million for the fiscal year ended August 31, 2006 an increase of $351.4 million or about 85% as compared to $413.2 million for the fiscal year ended August 31, 2005.

While net income for the fourth quarter ended August 31, 2006 of $33.3 million decreased by $8.3 million as compared to net income of $41.6 million for the fourth quarter ended August 31, 2005, EBITDA, as adjusted, for the fourth quarter of fiscal 2006 increased by $14.2 million, or approximately 15%, to $107.1 million versus the $92.9 million reported for the fourth quarter of fiscal 2005.

The Partnership also announced today that due to its recent acquisitions, improved financial performance over the prior fiscal year, and the outlook for the upcoming fiscal year, it is providing EBITDA guidance of $980.0 million for fiscal year 2007. The Partnership believes its operations are again positioned to provide increasing operating results based on the current levels of contracted and expected capacity to be taken by its customers, several expansion plans that it expects to complete in fiscal year 2007, and the recently acquired Titan propane operations. The Partnership also expects to complete the acquisition of Transwestern Pipeline in the second quarter of fiscal year 2007, and upon closing, expects the transaction to be immediately accretive to its Limited Partner Units.

The Partnership has scheduled a conference call for 2:00 p.m. Central Standard Time, Wednesday, November 15, 2006 to discuss the fiscal year 2006 results. The dial-in number is 1-800-762-6568; participant code: Energy Transfer Partners.

EBITDA, as adjusted, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of the Partnership’s fundamental business activities. EBITDA, as adjusted, should not be considered in isolation or as a substitute for net income, income from continuing operations, or other measures of cash flow. A table reconciling EBITDA, as adjusted, with appropriate GAAP financial measures is included in the summarized financial information included in this release

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas transportation and storage operations include natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. This includes approximately 12,000 miles of pipeline in service, with an additional 600 miles under construction. In addition, the Partnership currently owns 50% of the interests of CCE Holdings, LLC, (CCEH), an entity that operates interstate pipelines. This ownership interest was acquired on November 1, 2006 and is the first step in the series of transactions to acquire Transwestern Pipeline. The Partnership is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 442 customer service locations in 41 states, extending from coast to coast.

Energy Transfer Equity, L.P. (NYSE: ETE) owns the general partner interest, 100% of the incentive distribution rights in the general partner, and approximately 36.4 million Common Units and 26.1 million Class G Units of Energy Transfer Partners, L.P. The Class G Units were issued to ETE on November 1, 2006.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.

Contacts:

Investor Relations:	Media Relations:
Renee Lorenz	Vicki Granado
Energy Transfer Partners, L.P.	Gittins & Granado
214-981-0700	214-361-0400

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	August 31, 2006	August 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,041	$24,914
Marketable securities	2,817	3,452
Accounts receivable, net of allowance for doubtful accounts	675,545	847,028
Accounts receivable from related parties	897	4,479
Inventories	387,140	291,445
Deposits paid to vendors	87,806	65,034
Exchanges receivable	23,221	35,623
Price risk management assets	56,139	138,961
Prepaid expenses and other assets	42,198	35,636

Total current assets	1,301,804	1,446,572

PROPERTY, PLANT AND EQUIPMENT, net	3,313,649	2,440,565
LONG-TERM PRICE RISK MANAGEMENT ASSETS	2,192	41,687
ADVANCES TO AND INVESTMENT IN AFFILIATES	41,344	37,353
GOODWILL	604,409	324,019
INTANGIBLES AND OTHER ASSETS, net	182,392	112,159
OTHER LONG-TERM ASSETS	9,223	13,103

Total assets	$5,455,013	$4,415,458

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Working capital facility	$—	$17,026
Accounts payable	603,140	818,775
Accounts payable to related parties	650	1,073
Exchanges payable	24,722	33,772
Customer advances and deposits	108,836	138,442
Accrued and other current liabilities	201,017	84,154
Price risk management liabilities	36,918	104,772
Income taxes payable	—	2,063
Deferred income taxes	629	—
Current maturities of long-term debt	40,578	39,349

Total current liabilities	1,016,490	1,239,426

LONG-TERM DEBT, less current maturities	2,589,124	1,675,705
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	1,728	30,517
LONG-TERM AFFILIATED PAYABLE	—	2,005
DEFERRED INCOME TAXES	106,842	111,185
OTHER NONCURRENT LIABILITIES	2,110	13,284
MINORITY INTERESTS	1,857	17,144

COMMITMENTS AND CONTINGENCIES

Total liabilities	3,718,151	3,089,266

PARTNERS’ CAPITAL:
General Partner	82,450	49,384
Common Unitholders (110,726,999 and 106,889,904 units authorized, issued and outstanding at August 31, 2006 and 2005, respectively)	1,647,345	1,362,125
Class C Unitholders (0 and 1,000,000 units authorized, issued and outstanding at August 31, 2006 and 2005)	—	—
Class E Unitholders (8,853,832 units authorized, issued and outstanding at August 31, 2006 and 2005 – held by subsidiary and reported as treasury units)	—	—
Accumulated other comprehensive income (loss)	7,067	(85,317)

Total partners’ capital	1,736,862	1,326,192

Total liabilities and partners’ capital	$5,455,013	$4,415,458

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit and unit data)

	Three Months Ended August 31, 2006	Three Months Ended August 31, 2005	Year Ended August 31, 2006	Year Ended August 31, 2005
	(unaudited)	(unaudited)
REVENUES:
Midstream and transportation and storage	$1,374,128	$1,709,894	$6,877,512	$5,383,625
Propane	172,098	104,908	893,647	709,904
Other	26,099	18,204	87,937	75,269

Total revenues	1,572,325	1,833,006	7,859,096	6,168,798

COSTS AND EXPENSES:
Cost of products sold – midstream and transportation and storage	1,198,309	1,551,975	5,963,422	4,911,366
Cost of products sold – propane	116,358	68,401	580,978	448,853
Cost of products sold – other	6,824	5,061	23,916	21,296
Operating expenses	117,653	95,432	422,989	319,554
Depreciation and amortization	33,339	25,820	117,415	92,943
Selling, general and administrative	27,520	19,816	107,505	62,735

Total costs and expenses	1,500,003	1,766,505	7,216,225	5,856,747

OPERATING INCOME	72,322	66,501	642,871	312,051

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(43,248)	(26,255)	(113,857)	(93,017)
Loss on extinguishment of debt	—	—	—	(9,550)
Equity in losses of affiliates	(161)	(214)	(479)	(376)
Gain (loss) on disposal of assets	295	335	851	(330)
Interest and other income, net	1,687	617	14,620	631

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE AND MINORITY INTERESTS	30,895	40,984	544,006	209,409

Income tax (expense) benefit	2,487	46	(25,920)	(7,295)

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS	33,382	41,030	518,086	202,114

Minority interests	(35)	206	(2,234)	(731)

INCOME FROM CONTINUING OPERATIONS	33,347	41,236	515,852	201,383

DISCONTINUED OPERATIONS:
Income from discontinued operations	—	—	—	5,498
Gain on sale of discontinued operations, net of income tax expense	—	393	—	142,469

Income from discontinued operations	—	393	—	147,967

NET INCOME	33,347	41,629	515,852	349,350

GENERAL PARTNER’S INTEREST IN NET INCOME	40,698	13,773	118,985	45,442

LIMITED PARTNERS’ INTEREST IN NET INCOME (LOSS)	$(7,351)	$27,856	$396,867	$303,908

BASIC NET INCOME (LOSS) PER LIMITED PARTNER UNIT
Limited Partners’ income (loss) from continuing operations	$(0.07)	$0.27	$3.16	$1.51
Limited Partners’ income from discontinued operations	—	—	—	1.10

NET INCOME (LOSS) PER LIMITED PARTNER UNIT	$(0.07)	$0.27	$3.16	$2.61

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	110,726,637	104,752,456	109,036,265	97,646,351

DILUTED NET INCOME (LOSS) PER LIMITED PARTNER UNIT
Limited Partners’ income (loss) from continuing operations	$(0.07)	$0.27	$3.15	$1.50
Limited Partners’ income from discontinued operations	—	—	—	1.10

NET INCOME (LOSS) PER LIMITED PARTNER UNIT	$(0.07)	$0.27	$3.15	$2.60

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	111,036,323	104,953,134	109,334,778	97,831,017

SUPPLEMENTAL INFORMATION: (unaudited)	For the Three Months Ended August 31, 2006	For the Three Months Ended August 31, 2005	For the Year Ended August 31, 2006	For the Year Ended August 31, 2005
Net income reconciliation:
Net income	$33,347	$41,629	$515,852	$349,350
Gain on sale of discontinued operations, net of income tax expense	—	(393)	—	(142,469)
Depreciation and amortization	33,339	25,820	117,415	92,943
Interest expense	43,248	26,255	113,857	93,017
Income tax expense (benefit) on continuing operations	(2,487)	(46)	25,920	7,295
Non-cash compensation expense	1,663	402	7,038	1,608
Interest and other income, net	(1,687)	(412)	(6,920)	66
Settlement on Scana Litigation	—	—	(7,700)	—
Depreciation, amortization, and interest of discontinued operations	—	- 310	—	1,547
Loss on extinguishment of debt	—	—	—	9,550
(Gain) loss on disposal of assets	(295)	(335)	(851)	330

EBITDA, as adjusted (a)	$107,128	$92,920	$764,611	$413,237

	For the Three Months Ended August 31, 2006	For the Three Months Ended August 31, 2005	For the Year Ended August 31, 2006	For the Year Ended August 31, 2005
VOLUMES: (unaudited)
Midstream
Natural gas MMBtu/d – sold	1,296,772	1,990,696	1,552,753	1,578,833
NGLs Bbls/d – sold	11,024	11,263	10,425	12,707
Transportation and storage
Natural gas MMBtu/d – transported	5,027,023	4,146,714	4,633,069	3,495,434
Natural gas MMBtu/d – sold	1,604,935	1,540,837	1,580,638	1,361,729
Propane gallons (in thousands)
Retail propane	83,109	60,178	429,118	406,334
Wholesale	12,205	10,340	79,348	70,047

a) EBITDA, as adjusted, is defined as the Partnership’s earnings before interest, taxes, depreciation, amortization and other non-cash items, such as compensation charges for unit issuances to employees, gain or loss on disposal of assets, and other expenses. We present EBITDA, as adjusted, on a Partnership basis, which includes both the general and limited partner interests. Non-cash compensation expense represents charges for the value of the grants awarded under the Partnership’s compensation plans over the vesting terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from our disposal of assets and discontinued operations is not included when determining EBITDA, as adjusted. EBITDA, as adjusted, (i) is not a measure of performance calculated in accordance with generally accepted accounting principles and (ii) should not be considered in isolation or as a substitute for net income, income from operations or cash flow as reflected in our consolidated financial statements.

EBITDA, as adjusted, is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. Management believes that the presentation of EBITDA, as adjusted, is useful to lenders and investors because of its use in the natural gas and propane industries and for master limited partnerships as an indicator of the strength and performance of the Partnership’s ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, management believes that EBITDA, as adjusted, provides additional and useful information to our investors for trending, analyzing and benchmarking the operating results of our partnership from period to period as compared to other companies that may have different financing and capital structures. The presentation of EBITDA, as adjusted, allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results. In addition, our debt agreements contain financial covenants based on EBITDA, as adjusted.

EBITDA, as adjusted, is used by management to determine our operating performance, and, along with other data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation. We have a large number of business locations located in different regions of the United States. EBITDA, as adjusted, can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them. Our EBITDA, as adjusted, includes non-cash compensation expense which is a non-cash expense item resulting from our unit-based compensation plans that does not require cash settlement and is not considered during management’s assessment of the operating results of our business. Adding these non-cash compensation expenses in EBITDA, as adjusted, allows management to compare our operating results to those of other companies in the same industry who may have compensation plans with levels and values of annual grants that are different than ours. We do not include gain or loss on the sale of assets when determining EBITDA, as adjusted, since including non-cash income or loss resulting from the sale of assets increases/decreases the performance measure in a manner that is not related to the true operating results of our business. We also did not include in EBITDA, as adjusted, the $7.7 million of income resulting from settlement of the Scana Litigation as that is not related to the true operating results of our business.

There are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, our calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Management compensates for these limitations by considering EBITDA, as adjusted, in conjunction with its analysis of other GAAP financial measures, such as gross margin, operating income, net income, and cash flow from operating activities.